Exhibit 99.1

Papa John’s Announces Third Quarter 2019 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 6, 2019--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 29, 2019.

Highlights

  Third quarter 2019 loss per diluted share of ($0.10) as compared to third quarter 2018 loss per diluted share of ($0.42)
  Excluding Special items, adjusted earnings per diluted share of $0.21 compared to $0.19 for the third quarter of 2018
  Third quarter system-wide North America comparable sales increase of 1.0%
  Third quarter international comparable sales increase of 1.6%; international franchise sales increase of 10.1%, excluding the impact of foreign currency
  Refranchised 44 restaurants in the third and fourth quarters
  2019 outlook revised for comparable sales and net global unit development

Rob Lynch, President & CEO said, “We are very pleased to have positive comparable sales in North America for the first time in two years. I have spent a large part of my first two months meeting with our franchisees, team members, and other key stakeholders. We are all focused on the right things – reinforcing the quality of our food, improving our unit economics, and promoting a company culture that sets us up to win for years to come. While there is much work to do, we have put in place a clear strategic roadmap to align the interests of our customers, employees, franchisees, and shareholders. Our strategic priorities will guide our path to a brighter future.”

Global Restaurant and Comparable Sales Information

Global restaurant and comparable sales information and operating highlights for the three and nine months ended September 29, 2019, compared to the three and nine months ended September 30, 2018 are as follows:

	Three Months Ended		Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018

Global restaurant sales growth / (decline) (a)	2.3%	(6.6%)	(2.5%)	(3.3%)

Global restaurant sales growth / (decline), excluding the impact of foreign currency (a)	3.3%	(5.9%)	(1.2%)	(3.2%)

Comparable sales growth / (decline) (b)
Domestic company-owned restaurants	2.2%	(13.2%)	(4.8%)	(8.7%)
North America franchised restaurants	0.6%	(8.6%)	(3.7%)	(6.4%)
System-wide North America restaurants	1.0%	(9.8%)	(4.0%)	(7.0%)

System-wide international restaurants	1.6%	(3.3%)	0.6%	(1.3%)

(a)	Includes both company-owned and franchised restaurant sales.

(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Revenue and Operating Highlights

	Three Months Ended			Nine Months Ended
In thousands, except per share amounts	Sept. 29, 2019	Sept. 30, 2018 (a)	Increase / (Decrease) %	Sept. 29, 2019	Sept. 30, 2018 (a)	(Decrease) %

Total revenue	$403,706	$385,231	4.8%	$1,201,734	$1,265,305	(5.0%)
Income (loss) before income taxes	678	(20,228)	103.4%	9,870	21,949	(55.0%)
Net income (loss)	385	(13,300)	102.9%	7,008	15,342	(54.3%)
Diluted earnings (loss) per share	(0.10)	(0.42)	76.2%	(0.06)	0.47	(112.8%)
Adjusted diluted earnings per share (b)	0.21	0.19	10.5%	0.80	1.18	(32.2%)

(a) Our 2019 financial results include the consolidation of the operations of the Papa John’s Marketing Fund (“PJMF”). Our 2018 financial results have also been restated to include the PJMF results, as a correction of an immaterial error. The consolidation of PJMF is not expected to have a material impact on the company’s annual financial results as PJMF operates at or near break-even annually. Additional detail on the consolidation of PJMF can be found in our Quarterly Report on Form 10-Q for the three and nine months ended September 29, 2019 filed with the Securities and Exchange Commission (“SEC”).

(b) Adjusted to exclude Special items, which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in the table below.

Adjusted financial results excluding Special items are summarized in the following reconciliation. We present these non-GAAP measures because we believe the Special items impact the comparability of our results of operations. The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. All highlights are compared to the same period of the prior year, unless otherwise noted.

	Three Months Ended		Nine Months Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
(In thousands, except per share amounts)	2019	2018 (1)	2019	2018 (1)

GAAP income (loss) before income taxes	$678	$(20,228)	$9,870	$21,949
Special Items:
Special charges (2)	14,197	24,833	35,413	24,833
Refranchising (gains) losses, net (3)	(1,726)	-	(1,889)	1,918
Adjusted income before income taxes	$13,149	$4,605	$43,394	$48,700

GAAP net income (loss) attributable to common shareholders	$(3,088)	$(13,300)	$(2,021)	$15,195
Special Items, net of income taxes:
Special charges (2)	10,988	19,270	28,745	19,270
Refranchising (gains) losses, net (3)	(1,337)	-	(1,462)	1,488
Tax impact of China refranchising (3)	-	-	-	2,435
Adjusted net income attributable to common shareholders	$6,563	$5,970	$25,262	$38,388

GAAP diluted earnings (loss) per share	$(0.10)	$(0.42)	$(0.06)	$0.47
Special items:
Special charges (2)	0.35	0.61	0.91	0.59
Refranchising (gains) losses, net (3)	(0.04)	-	(0.05)	0.05
Tax impact of China refranchising (3)	-	-	-	0.07
Adjusted diluted earnings per share	$0.21	$0.19	$0.80	$1.18

(1) The three and nine months ended September 30, 2018 have been restated to reflect the correction of an immaterial error to consolidate the operations of PJMF.

(2) The company incurred special costs (defined as “Special charges”) of $14.2 million and $35.4 million for the three and nine months ended September 29, 2019, respectively, and $24.8 million for the three and nine months ended September 30, 2018, including the following (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
(In thousands)	2019	2018	2019	2018

Special charges before income taxes:
Royalty relief (a)	$6,353	$9,884	$13,692	$9,884
Marketing fund investments (b)	5,000	-	7,500	-
Legal and advisory fees (c)	459	11,349	5,922	11,349
Reimaging costs and write-off of branded assets (d)	-	3,600	-	3,600
Other costs (e)	2,385	-	2,385	-
Mark to market adjustment on option valuation (f)	-	-	5,914	-
Total Special charges before income taxes	$14,197	$24,833	$35,413	$24,833

(a) Represents financial assistance provided to the North America system in the form of royalty reductions.
(b) Represents marketing fund investments as part of our support package to our franchisees.

(c) Represents advisory and legal costs primarily associated with the review of a wide range of strategic opportunities that culminated in the strategic investment in the company by affiliates of Starboard Value LP (“Starboard”). The costs in 2018 also include a third-party audit of the culture at Papa John’s commissioned by the Special Committee of the Board of Directors.

(d) Represents re-imaging costs at nearly all domestic restaurants and costs to replace or write-off certain branded assets.
(e) Includes severance costs for our former CEO and costs related to the termination of a license agreement for intellectual property no longer being utilized.

(f) Represents a one-time mark-to-market adjustment of $5.9 million related to the increase in the fair value of the Starboard and franchisee options to purchase Series B preferred stock that culminated in the purchase of an additional $52.5 million of preferred stock in late March 2019.

(3) The refranchising gains in 2019 are primarily associated with the refranchise of 21 domestic restaurants, including 19 restaurants in Georgia. The refranchising losses in 2018 are primarily associated with the June 2018 refranchise of our China operations, which included 34 restaurants and a quality control center, and the related tax impact. The additional tax expense is primarily attributable to the required recapture of China operating losses previously taken by the company.

The non-GAAP adjusted results shown above and within this document, which exclude Special items, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

Revenue Highlights

Consolidated revenues increased $18.5 million, or 4.8%, for the third quarter of 2019 compared to the third quarter of 2018. Excluding the impact of refranchising 21 domestic restaurants and a quality control center in Mexico in early 2019, consolidated revenues increased approximately $21.3 million, or 5.6%, for the three months ended September 29, 2019, primarily due to the following:

  Company-owned restaurant revenues benefited from positive comparable sales of 2.2% and the favorable impact of the expiration of customer rewards associated with our Papa Rewards loyalty program.
  North America commissary revenues increased primarily due to higher pricing associated with higher commodities costs.
  North America royalties and fees increased due to lower royalty relief related to the franchise assistance program, as detailed in the previously noted Special charges.
  International revenues approximated the prior year as higher royalties and higher United Kingdom commissary revenues from increased equivalent units were offset by unfavorable foreign exchange rates of $1.1 million.

Consolidated revenues decreased $63.6 million, or 5.0%, for the nine months ended September 29, 2019 compared to the nine months ended September 30, 2018. Excluding the impact of refranchising activities in 2019 and 2018, consolidated revenues decreased $34.6 million, or 2.8%, for the nine months ended September 29, 2019, primarily due to the following:

  Negative comparable sales for North America restaurants for the nine months ended September 29, 2019 resulted in lower company-owned restaurant revenues, royalties and North America commissary sales.
  Royalty relief of approximately $13.7 million for the nine months ended September 29, 2019 was $3.8 million higher than the prior year comparable period, as detailed in the previously discussed Special charges.
  International revenues, excluding the impact of refranchising, were consistent with the prior year as higher royalties and United Kingdom commissary revenues from increased equivalent units were offset by unfavorable foreign exchange rates of approximately $4.1 million.

Operating Highlights

The tables below summarize income before income taxes on a reporting segment basis. Alongside the GAAP income before income taxes data, we have included “adjusted” income before income taxes for the three- and nine-month periods of 2019 to exclude Special Items. We believe this non-GAAP measure is important for purposes of comparison to prior year results.

	Three Months Ended
	Reported		Adjusted	Reported		Adjusted
	Sept. 29,	Special	Sept. 29,	Sept. 30,	Special	Sept. 30,	Increase
(In thousands)	2019	Items	2019	2018	Items	2018	(Decrease)

Domestic Company-owned restaurants	$9,162	$(1,726)	$7,436	$(183)	$-	$(183)	$7,619
North America commissaries	6,790	-	6,790	6,195	-	6,195	595
North America franchising	14,092	6,353	20,445	9,394	9,884	19,278	1,167
International	4,195	-	4,195	4,519	-	4,519	(324)
All others	(866)	-	(866)	(2,776)	-	(2,776)	1,910
Unallocated corporate expenses	(32,329)	7,844	(24,485)	(37,046)	14,949	(22,097)	(2,388)
Elimination of intersegment profits	(366)	-	(366)	(331)	-	(331)	(35)
Total income before income taxes	$678	$12,471	$13,149	$(20,228)	$24,833	$4,605	$8,544
	Nine Months Ended
	Reported		Adjusted	Reported		Adjusted
	Sept. 29,	Special	Sept. 29,	Sept. 30,	Special	Sept. 30,	Increase
(In thousands)	2019	Items	2019	2018	Items	2018	(Decrease)

Domestic Company-owned restaurants	$21,471	$(1,889)	$19,582	$15,350	$-	$15,350	$4,232
North America commissaries	22,094	-	22,094	23,535	-	23,535	(1,441)
North America franchising	47,693	13,693	61,386	53,133	9,884	63,017	(1,631)
International	14,915	-	14,915	10,334	1,918	12,252	2,663
All others	(2,581)	-	(2,581)	(5,304)	-	(5,304)	2,723
Unallocated corporate expenses	(92,685)	21,720	(70,965)	(74,500)	14,949	(59,551)	(11,414)
Elimination of intersegment profits	(1,037)	-	(1,037)	(599)	-	(599)	(438)
Total income before income taxes	$9,870	$33,524	$43,394	$21,949	$26,751	$48,700	$(5,306)

Consolidated income before income taxes of $700,000 for the third quarter of 2019 increased $20.9 million compared to the third quarter of 2018. Excluding the impact of the previously mentioned Special items, consolidated income before income taxes was $13.1 million, or an increase of $8.5 million from the third quarter of 2018. Significant changes in income before income taxes excluding Special items are as follows:

  Domestic Company-owned restaurants income before income taxes increased $7.6 million primarily due to positive comparable sales of 2.2%, lower workers’ compensation and automobile insurance costs and the favorable impact of the expiration of rewards associated with our Papa Rewards loyalty program.
  North America commissaries income before income taxes increased $595,000 primarily due to higher pricing, partially offset by franchise new equipment incentives costs that were previously reported in the North America Franchising segment.
  North America Franchising income before income taxes was $1.2 million higher primarily due to favorable general and administrative (G&A) costs, including the favorable impact of franchise new equipment incentives costs that are now reported in the North America Commissaries segment. This increase was partially offset by lower royalty revenue due to a reduction in equivalent units and an increase in targeted royalty relief.
  International income before income taxes decreased $324,000 compared to the corresponding prior year period primarily due to higher G&A costs, unfavorable foreign exchange rates and higher United Kingdom marketing fund expenses, partially offset by increased royalties due to an increase in equivalent units.
  All others income before income taxes, which primarily includes our online and mobile ordering business, our wholly-owned print and promotions subsidiary, Preferred Marketing Solutions and our North America Marketing funds, increased $1.9 million primarily due to higher online revenues and the timing of marketing spend.
  Unallocated corporate expenses increased $2.4 million primarily due to higher management incentive costs and an increase in professional fees, partially offset by a shift in the timing of our operators’ conference from the third quarter in 2018 to the second quarter in 2019. Additionally, interest expense decreased $1.8 million due to a lower outstanding debt balance. Total debt outstanding was $378.1 million as of September 29, 2019, including $9.1 million associated with PJMF. Outstanding debt decreased $246.9 million from December 30, 2018, primarily due to the use of proceeds from the issuance of Series B preferred stock to Starboard to repay debt.

For the nine months ended September 29, 2019, consolidated income before income taxes was $9.9 million, a decrease of $12.1 million, or 55.0%, compared to the nine months ended September 30, 2018. Excluding the impact of the previously mentioned Special Items, consolidated income before income taxes was $43.4 million, or a decrease of $5.3 million, compared to the nine months ended September 30, 2018. Significant changes in income before income taxes excluding Special items are as follows:

  Domestic Company-owned restaurants’ income before income taxes increased approximately $4.2 million for the nine months ended September 29, 2019 due to lower workers’ compensation and automobile insurance costs, and the favorable impact of the expiration of rewards associated with the Papa Rewards loyalty program, partially offset by lower comparable sales of 4.8%.
  North America commissaries income before income taxes decreased $1.4 million due to lower North America sales volumes and franchise new equipment incentives costs.
  North America Franchising income before income taxes decreased $1.6 million due to a decrease in comparable sales of 3.7%, partially offset by favorable G&A costs, including franchise new equipment incentives costs in the prior year.
  International income before income taxes increased $2.7 million primarily due to increased royalties, lower marketing fund spend in the United Kingdom and lower G&A costs. These increases were partially offset by unfavorable foreign exchange rates.
  All others income before income taxes increased $2.7 million primarily due to higher online revenues and the timing of marketing spend.
  Unallocated corporate expenses increased $11.4 million primarily due to higher management incentive costs and an increase in professional fees. These increases were partially offset by a $2.1 million decrease in interest expense due to a lower outstanding debt balance.

Income tax expense was $421,000 for the three months ended September 29, 2019, or 62.1% of pre-tax income, and included the impact of certain executive compensation amounts with limited deductions for tax purposes. The effective tax benefit of 36.4% for the third quarter of 2018 included a benefit of $2.4 million related to the remeasurement of net deferred tax liabilities, in connection with the 2017 Tax Cuts and Jobs Act, as a part of the Company’s 2017 filed federal income tax return.

The effective income tax rate for the nine months ended September 29, 2019 was 25.7%, compared to 21.2% for the nine months ended September 30, 2018. In addition to the previously discussed items for the quarter, the effective income tax rates for the nine-month periods were impacted by the following:

  The effective income tax rate for the nine months ended September 29, 2019 includes the impact of the $5.9 million mark-to-market fair value adjustment of the options to purchase Series B preferred stock, which was not tax deductible.
  The tax rate for the nine months ended September 30, 2018 includes $2.4 million of additional income tax expense related to the refranchising of our China operations, as previously discussed.

Diluted loss per share was $0.10 for the third quarter of 2019, compared to diluted loss per share of $0.42 for the prior year period. Excluding Special items, adjusted diluted earnings per share was $0.21 for the third quarter of 2019, as compared to $0.19 for the third quarter of 2018. For the nine months ended September 29, 2019, diluted loss per share was $0.06, compared to diluted earnings per share of $0.47 for the prior year period. Excluding Special items, adjusted diluted earnings per share was $0.80 for the nine months ended September 29, 2019, as compared to $1.18 for the prior year period.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the first nine months of 2019 and 2018 were as follows (in thousands):

	Nine Months Ended
	Sept. 29,	Sept. 30,
	2019	2018 (b)

Net cash provided by operating activities (a)	$49,999	$105,032
Purchases of property and equipment	(27,547)	(30,593)
Dividends paid to preferred shareholders	(6,608)	-
Free cash flow	$15,844	$74,439

(a) The decrease of $55.0 million was primarily due to lower net income and unfavorable changes in working capital items, including the impact of PJMF.

(b) The nine-month period ended September 30, 2018 has been restated to reflect the correction of an immaterial error to consolidate the operations of PJMF.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months ended September 29, 2019 and cash flow for the nine months ended September 29, 2019.

Global Restaurant Unit Data

At September 29, 2019, there were 5,343 Papa John’s restaurants operating in 49 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 30, 2019	643	2,676	3,319	2,026	5,345
Opened	-	15	15	60	75
Closed	(1)	(37)	(38)	(39)	(77)
Acquired	-	21	21	-	21
Sold	(21)	-	(21)	-	(21)
Ending - September 29, 2019	621	2,675	3,296	2,047	5,343

Year-to-date
Beginning - December 30, 2018	645	2,692	3,337	1,966	5,303
Opened	2	58	60	143	203
Closed	(3)	(98)	(101)	(62)	(163)
Acquired	-	23	23	-	23
Sold	(23)	-	(23)	-	(23)
Ending - September 29, 2019	621	2,675	3,296	2,047	5,343

Unit growth (decline)	(24)	(17)	(41)	81	40

% increase (decrease)	(3.7%)	(0.6%)	(1.2%)	4.1%	0.8%

The company has added 96 net worldwide units over the trailing four quarters ended September 29, 2019. Our development pipeline as of September 29, 2019 included approximately 1,140 restaurants (90 units in North America and 1,050 units internationally), the majority of which are scheduled to open over the next six years.

Cash Dividend

The company declared common stock dividends of $10.5 million in the third quarter of 2019. The company declared fourth quarter cash dividends of approximately $10.6 million on October 22, 2019 to be paid to common and preferred shareholders. The dividends are as follows (in thousands):

	Third Quarter 2019	Fourth Quarter 2019
Common stock dividends ($0.225 per share)	$7,100	$7,200
Common stock dividends to preferred shareholders ($0.225 per share) (a)	1,140	1,140
Preferred dividends (3.6% of the investment per annum)	2,270	2,270
Total dividends	$10,510	$10,610

(a) Common stock dividends payable to holders of Series B Preferred Stock are on an as-converted to common stock basis

The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The Series B preferred stockholders receive quarterly preferred dividends and common stock dividends on an as-converted to common stock basis.

2019 Outlook

The company narrowed its North America and International comparable sales growth outlook for 2019. Additionally, as a result of fewer anticipated international openings, the company revised its outlook for net global unit growth from a range of 100 to 150 units to a range of 85 to 115 units. The company’s updated outlook is as follows:

	Updated Outlook	Previous Outlook

GAAP diluted earnings (loss) per share	($0.40) to ($0.10)	($0.40) to ($0.10)
Adjusted diluted earnings per share*	$1.00 to $1.20	$1.00 to $1.20
Special Charges	$50 to $60 million	$50 to $60 million
North America comparable sales	(1.5%) to (3.5%)	(1.0%) to (4.0%)
International comparable sales	0.0% to 2.0%	0.0% to 3.0%
Net global unit growth	85 to 115	100 to 150
Block cheese price	mid to upper $1.70's	low $1.70's
Capital expenditures	$45 to $50 million	$45 to $50 million

*Adjusted diluted earnings per share outlook excludes the impact of the Special items mentioned above, which have an estimated impact of approximately $1.20 to $1.40 for 2019. We believe excluding the Special items is meaningful to our financial statement users as it presents our core results excluding unusual items.

Refranchise of Company-owned Restaurants

In the third quarter of 2019, the company refranchised 21 company-owned restaurants, including 19 restaurants in Georgia, for $5.6 million in proceeds. The net refranchising gain was approximately $1.7 million, as shown in Refranchising gains (losses), net on the Condensed Consolidated Statement of Operations. Subsequent to the third quarter, on September 30, 2019, the company completed the refranchising of 23 company-owned restaurants in Florida for $7.5 million in proceeds. The company expects to recognize a gain on the sale in the fourth quarter.

Conference Call and Website Information

A conference call is scheduled for November 6, 2019 at 10:00 a.m. Eastern Time to review the company’s third quarter 2019 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 6948178.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, contingent liabilities, resolution of litigation, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, royalty relief, the strategic investment by Starboard and use of the proceeds, the ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, the effectiveness of our strategic turnaround efforts and other business initiatives, corporate governance, future costs related to the company’s response to negative consumer sentiment and business challenges, management reorganizations, compliance with debt covenants, stockholder and other stakeholder engagement, strategic decisions and actions, share repurchases, dividends, effective tax rates, regulatory changes and impacts, the impact of the 2017 Tax Cuts and Jobs Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  increased costs for branding initiatives and launching new advertising and marketing campaigns and promotions to improve consumer sentiment and sales trends;
  the ability of the company to ensure the long-term success of the brand through significant investments committed to our U.S. franchise system, including marketing fund investments and royalty relief;
  the ability of the company to improve consumer sentiment and sales trends through advertising, marketing and promotional activities;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our technology investments and changes in unit-level operations;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of the sale of Series B preferred stock to Starboard, which dilutes the economic and relative voting power of holders of our common stock and may adversely affect the market price of our common stock, affect our liquidity and financial condition, or delay or prevent an attempt to take over the company;
  Starboard’s ability to exercise influence over us, including its ability to designate up to two members of our Board of Directors;
  failure to raise the funds necessary to finance a required repurchase of our Series B preferred stock;
  failure to realize the anticipated benefits from our investment of the proceeds of the Series B preferred stock in our strategic priorities;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  the company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results continue to decline;
  failure to effectively manage recent transitions within our executive leadership team or to otherwise successfully execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards;
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the 2017 Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued; and
  changes in generally accepted accounting principles.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended December 30, 2018, as updated by “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2019. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 29,	December 30,
	2019	2018
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$28,368	$33,258
Accounts receivable, net	82,401	78,118
Notes receivable	5,806	5,498
Income tax receivable	5,905	16,146
Inventories	25,190	27,203
Prepaid expenses and other current assets	39,575	36,054
Assets held for sale	7,139	-
Total current assets	194,384	196,277

Property and equipment, net	212,313	226,894
Finance lease right-of-use assets, net	9,870	-
Operating lease right-of-use assets	144,881	-
Notes receivable, less current portion, net	27,841	23,259
Goodwill	79,457	84,516
Deferred income taxes, net	1,197	1,137
Other assets	60,622	63,814
Total assets	$730,565	$595,897

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$42,027	$27,106
Income and other taxes payable	7,875	6,590
Accrued expenses and other current liabilities	115,026	129,167
Current deferred revenue	2,461	2,598
Current finance lease liabilities	1,748	-
Current operating lease liabilities	23,701	-
Current portion of long-term debt	29,051	20,009
Total current liabilities	221,889	185,470

Deferred revenue	16,671	20,674
Long-term finance lease liabilities	8,083	-
Long-term operating lease liabilities	121,320	-
Long-term debt, less current portion, net	346,064	601,126
Deferred income taxes, net	2,318	7,852
Other long-term liabilities	83,664	79,324
Total liabilities	800,009	894,446

Series B Convertible Preferred Stock	251,074	-
Redeemable noncontrolling interests	5,848	5,464

Total Stockholders' deficit	(326,366)	(304,013)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$730,565	$595,897

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc., but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	Sept. 29, 2019	Sept. 30, 2018	Sept. 29, 2019	Sept. 30, 2018
(In thousands, except per share amounts)	(Unaudited)	(Note)	(Unaudited)	(Note)
Revenues:
Domestic Company-owned restaurant sales	$165,135	$158,285	$490,594	$529,906
North America franchise royalties and fees	15,924	12,806	53,215	61,524
North America commissary revenues	154,703	146,240	450,735	461,408
International revenues	24,679	25,653	75,843	84,836
Other revenues	43,265	42,247	131,347	127,631
Total revenues	403,706	385,231	1,201,734	1,265,305

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	134,037	136,257	399,040	441,699
North America commissary expenses	144,624	137,928	419,925	432,909
International expenses	13,557	15,184	42,514	52,462
Other expenses	42,952	42,736	129,019	127,904
General and administrative expenses	53,503	55,711	153,356	134,679
Depreciation and amortization	11,832	11,585	35,102	34,855
Total costs and expenses	400,505	399,401	1,178,956	1,224,508
Refranchising gains (losses), net	1,726	-	1,889	(1,918)
Operating income (loss)	4,927	(14,170)	24,667	38,879
Net interest expense	(4,249)	(6,058)	(14,797)	(16,930)
Income (loss) before income taxes	678	(20,228)	9,870	21,949
Income tax expense (benefit)	421	(7,367)	2,535	4,651
Net income (loss) before attribution to noncontrolling interests	257	(12,861)	7,335	17,298
Net loss (income) attributable to noncontrolling interests	128	(439)	(327)	(1,956)
Net income (loss) attributable to the company	$385	$(13,300)	$7,008	$15,342

Calculation of (loss) income for earnings per share:
Net income (loss) attributable to the Company	$385	$(13,300)	$7,008	$15,342
Preferred stock dividends and accretion	(3,473)	-	(9,029)	-
Net income attributable to participating securities	-	-	-	(147)
Net (loss) income attributable to common shareholders	$(3,088)	$(13,300)	$(2,021)	$15,195

Basic (loss) earnings per common share	$(0.10)	$(0.42)	$(0.06)	$0.47
Diluted (loss) earnings per common share	$(0.10)	$(0.42)	$(0.06)	$0.47

Basic weighted average common shares outstanding	31,601	31,573	31,581	32,265
Diluted weighted average common shares outstanding	31,601	31,573	31,581	32,489

Dividends declared per common share	$0.225	$0.225	$0.675	$0.675

Note: The Condensed Consolidated Statements of Operations are unaudited and have been restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	Sept. 29, 2019	Sept. 30, 2018
	(Unaudited)	(Note)
Operating activities
Net income before attribution to noncontrolling interests	$7,335	$17,298
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,646	4,047
Depreciation and amortization	35,102	34,855
Deferred income taxes	(2,386)	(227)
Preferred stock option mark-to-market adjustment	5,914	-
Stock-based compensation expense	12,295	7,073
(Gain) loss on refranchising	(1,889)	1,918
Other	3,618	6,952
Changes in operating assets and liabilities:
Accounts receivable	(8,156)	11,083
Income tax receivable	10,241	(7,423)
Inventories	1,891	986
Prepaid expenses	11,926	8,097
Other current assets	(17,289)	3,534
Other assets and liabilities	(3,245)	(4,910)
Accounts payable	14,921	2,101
Income and other taxes payable	1,285	(1,597)
Accrued expenses and other current liabilities	(19,149)	23,105
Deferred revenue	(4,061)	(1,860)
Net cash provided by operating activities	49,999	105,032

Investing activities
Purchases of property and equipment	(27,547)	(30,593)
Loans issued	(7,073)	(3,511)
Repayments of loans issued	3,415	3,872
Proceeds from divestitures of restaurants	5,995	7,707
Other	1,068	160
Net cash used in investing activities	(24,142)	(22,365)

Financing activities
Proceeds from issuance of preferred stock	252,530	-
Repayments of term loan	(10,000)	(15,000)
Net (repayments) proceeds of revolving credit facilities	(236,966)	121,476
Dividends paid to common stockholders	(21,371)	(21,861)
Dividends paid to preferred stockholders	(6,608)	-
Issuance costs associated with preferred stock	(7,535)	-
Tax payments for equity award issuances	(1,150)	(1,474)
Proceeds from exercise of stock options	332	2,592
Acquisition of Company common stock	-	(158,049)
Contributions from noncontrolling interest holders	840	-
Distributions to noncontrolling interest holders	(645)	(3,928)
Other	(101)	276
Net cash used in financing activities	(30,674)	(75,968)

Effect of exchange rate changes on cash and cash equivalents	(73)	(68)
Change in cash and cash equivalents	(4,890)	6,631
Cash and cash equivalents at beginning of period	33,258	27,891

Cash and cash equivalents at end of period	$28,368	$34,522

Note: The Condensed Consolidated Statements of Cash Flows are unaudited and have been restated to reflect the correction of an immaterial error to consolidate the Papa John's Marketing Fund, Inc.

Contacts

Joe Smith
Senior Vice President, Chief Financial Officer
502-261-7272